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                                                               Exhibit (d)(2)(i)

                                    AMENDMENT
                                     to the
                             SUB-ADVISORY AGREEMENT



The Sub-Advisory Agreement entered into by and between Ohio National Investments, Inc. and Founders Asset Management LLC as of April 1, 1998, for investment advisory services with respect to the Small Cap Portfolio of Ohio National Fund, Inc. is hereby amended, effective for all fees accruing on and after October 1, 1998, by substituting the following in place of the text under "Section 4, Sub-Advisory Fees":

         In consideration of the Sub-Adviser's services to the Fund hereunder, the Sub-Adviser shall be entitled to a sub-advisory fee, payable monthly, at the annual rate of 0.625% of the first seventy-five million dollars ($75,000,000) of the average daily net assets of the Portfolio during the month preceding each payment, 0.55% of the next seventy-five million dollars ($75,000,000), 0.50% of the next one hundred and fifty million dollars ($150,000,000), and 0.40% of daily net assets of the Portfolio in excess of three hundred million dollars ($300,000,000) (the "Sub-Advisory Fee"). The Sub-Advisory Fee shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fee accruals shall be paid monthly to the Sub-Adviser on or before the fifth business day of the next succeeding month. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Portfolio as of the close of business each day. The Sub-Advisory Fee shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fee.

In Witness Whereof, this Amendment has been executed by the parties hereto as of this first day of September, 1998.


Ohio National Investments, Inc.                 Founders Asset Management LLC.


By: /s/ Joseph P. Brom                       By: /s/ David L. Ray
   -------------------------------              --------------------------------
   Joseph P. Brom, President                    David L. Ray
                                                Senior Vice President-
                                                Administration


Accepted and Agreed:

Ohio National Fund, Inc.


By: /s/ John J. Palmer
   -------------------------------
   John J. Palmer, President